                                                                    EXHIBIT 99.2

April 16, 2002

                      SUPPLEMENTAL MARCH 2002 QUARTER DATA

In an effort to make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on major expense items to assist you in analyzing Delta's March 2002 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. EST today) and in the earnings release. March quarter revenue performance will be discussed in the conference call.

MARCH 2002 QUARTER VS. MARCH 2001 QUARTER OPERATING EXPENSES

- Operating expenses, excluding unusual items, decreased 12% to $3.50 billion on an 11% decrease in capacity. Total operating expenses for the quarter decreased 11% to $3.54 billion.

-        Excluding unusual items, Delta's total unit cost decreased 1.2% to
         10.37 cents from 10.49 cents. Fuel price neutralized unit costs increased 1.7% to 10.67 cents from 10.49 cents.

- Salaries and related expense decreased 7% primarily as a result of staffing reductions across all work groups, partially offset by increased pension expense resulting mainly from market deterioration and the pilot contract that was ratified in June 2001.

- Aircraft fuel expense decreased 34% due primarily to a decrease in fuel prices and total consumption. Total gallons consumed fell 14% primarily due to capacity reductions. Delta's average fuel price per gallon, including hedge proceeds, fell 23% to 56.68 cents from 73.81 cents.

- Depreciation and amortization decreased 13% due to the retirement of aircraft and the effects of a new accounting pronouncement requiring no amortization to be recorded for goodwill.

- Contracted services expense increased 2% due to an increase in security costs offset by decreases in contract work in other areas.

- Aircraft rent decreased 5% due mainly to a decrease in the number of leased aircraft.

- Other selling expenses decreased 19% due primarily to lower volumes of credit card and booking transactions resulting from capacity reductions.

- Passenger commissions declined by 24% due to lower passenger demand and the continued development of lower cost distribution channels such as delta.com.

- Passenger service decreased 18% due primarily to meal service changes and lower volumes.

- Other expense decreased 19% primarily due to decreases in interrupted trip expenses, professional fees, fuel-related taxes and a company-wide rollout of new uniforms in 2001, partially offset by an increase in war and terrorism risk insurance.

- Interest expense, net increased $55 million as a result of higher levels of debt outstanding.

- Miscellaneous income increased $9 million primarily due to higher income from our equity investment in Worldspan.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett